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                                                                    EXHIBIT 99.1


CONTACT
David A. Rawden
Executive Vice President and
Chief Financial Officer
(404) 687-5905

                      ALLIED HOLDINGS FILES PLAN WITH AMEX
                       TO MEET CONTINUED LISTING STANDARDS

DECATUR, GEORGIA, DECEMBER 9, 2004 - ALLIED HOLDINGS, INC. (AMEX:AHI) announced today that it has filed with The American Stock Exchange ("Amex") a plan for Allied to regain compliance with Section 1003(d) of the Amex Company Guide. Allied submitted the plan to the Amex on December 6, 2004 in response to the Amex's letter, dated November 26, 2004, advising the Company that it is not in compliance with the Amex's continued listing standards as set forth in Sections 1003(a) and 1003(d) of the Amex Company Guide.

Under the terms of the plan, Allied intends to complete and file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 not later than January 6, 2005 in order to regain compliance with Section 1003(d) of the Amex Company Guide. The plan remains subject to acceptance by the Amex. In addition, if the plan is accepted by the Amex, Allied believes that the trading halt imposed by the Amex on Allied's common stock will be lifted upon the filing by Allied of its Form 10-Q for the quarter ended September 30, 2004.

In addition, Allied is continuing to develop a plan to regain compliance with
Section 1003(a) of the Amex Company Guide regarding the level of the Company's shareholders' equity. Allied has until December 27, 2004 to submit this plan to the Amex.

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. Investors are cautioned that such statements, including statements regarding its schedule for completion and filing of the Form 10-Q, the ability of the Company to file the plans requested by The American Stock Exchange, the acceptance of such plans by the American Stock Exchange and the lifting of the trading halt imposed by the American Stock Exchange, are subject to certain risks and uncertainties that could cause actual results to differ materially. Without

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limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements, the Company's ability to successfully implement internal controls and procedures that remediate the material weakness and ensure timely, effective and accurate financial reporting, the ability of the Company to obtain financing in the future and the Company's highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.